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                                  Exhibit "D"

                    STOCK PURCHASE AGREEMENT AND ASSIGNMENT


         This Stock Purchase Agreement and Assignment(the "Agreement") is entered into this 18th day of July, 1995, by and between Trilogy Development Group, Inc., a Delaware corporation ("Buyer"), and BMW of North America, Inc., a Delaware corporation ("Seller").

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, 728,571 shares (the "Shares") of the Common Stock ("Common Stock"), par value $.01 per share, of Teknowledge Corporation, a Delaware corporation (the "Company"), for the consideration and upon the terms and subject to the conditions hereinafter set forth;

         WHEREAS, Seller desires also to assign to Buyer all of Seller's rights, excluding all rights pertaining to shares of Common Stock, pursuant to that certain Technology Sale and Stock Purchase Agreement, dated as of February 11, 1987, by and between BMW Vision Associates Limited Partnership ("Vision") and American Cimflex Corporation ("ACC") (the "ACC Agreement");

         WHEREAS, Seller is the successor-in-interest to Vision under the ACC Agreement and the Company is by merger the successor-in-interest to ACC under the ACC Agreement;

         WHEREAS, this Agreement is entered into pursuant to the terms of that certain letter, dated June 30, 1995, from Buyer to Bob Wennemer of BMW of North America, as agreed and accepted by Seller on June 30, 1995 (the "Letter Agreement");

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

         1.      Purchase and Sale.

                 1.1 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each of the parties to the other, Seller hereby sells, grants, conveys, assigns, transfers and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, (i) the Shares and (ii) all of Seller's rights and other interests in the ACC Agreement (including all rights of Seller to receive payments from the Company, whether such payments are past due, are currently due, or will become due in the future, and excluding the Common Stock, and all rights with respect thereto, referenced in the ACC Agreement) at a price of $550,000 (the "Purchase Price").

                 1.2 Payment of Purchase Price. Payment of the Purchase Price has been made by Buyer in cash by wire transfer to an account designated by Seller, the receipt of which is hereby acknowledged by Seller.





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                 1.3      Delivery of Shares.  Seller has delivered to Buyer
         certificates representing 379,412 of the total number of Shares. Such certificates have been duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Buyer). Delivery of the remaining 349,159 Shares purchased by Buyer pursuant to this Agreement will be made by Seller delivering to Buyer certificates representing such remaining Shares, duly endorsed for transfer or accompanied by appropriate stock powers (in either case executed in blank or in favor of Buyer). Such remaining Shares shall be delivered to Buyer as soon as practicable after the date of this Agreement.

                 2.       Representations and Warranties of Seller.

                 Seller represents and warrants to Buyer as follows:

                 2.1      Authorization; Validity and Effect of Agreements.
         The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with (except as to the Shares), any governmental or regulatory authority; (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Seller pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller is a party or by which Seller is bound, specifically excluding the ACC Agreement; or (iii) violate or conflict with any provision of the by-laws or charter of Seller as amended to the date of this Agreement.

                 2.2 Title to Shares. The Shares are duly authorized, validly issued, fully paid and nonassessable and are owned by Seller free and clear of all liens, security interests, pledges, charges, restrictions (other than restrictions under applicable securities laws and the Company's charter), assessments, adverse claims or other encumbrances. The Shares are subject to no restrictions (other than restrictions under applicable securities laws and the





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         Company's charter) with respect to transferability to Buyer in accordance with the terms of this Agreement. Upon delivery of the Shares, Buyer has received and will receive, as a result, good and marketable title to all of the Shares, free and clear of all security interests, liens, charges, assessments, restrictions (other than restrictions under applicable securities laws and the Company's charter), adverse claims and other encumbrances of any kind or character.

                 2.3 Performance of ACC Agreement. Seller has performed all of the terms and conditions on its part to be performed under the ACC Agreement and Seller is not aware of any actions taken by it that would alter the terms and conditions of the ACC Agreement. Seller has furnished to Buyer, and Buyer acknowledges receipt of, a copy of a letter from the Company dated May 19, 1995 (with certain financial terms expunged), relating to the Company's position with respect to royalty payments under the ACC Agreement, although Seller makes no representations as to the accuracy of the dollar amounts contained therein.

                 2.4 No Misrepresentation or Omission. No representation or warranty by Seller in Paragraphs 2.1, 2.2, or 2.3 of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                 2.5 Limitations. Seller makes this assignment without recourse and without any warranty of any kind, either express or implied, as to (a) any of the matters herein contained except as expressly stated in Paragraphs 2.1. 2.2, and 2.3, (b) the right of Seller to assign or otherwise convey to Buyer Seller's rights under the ACC Agreement, or (c) the right of Buyer to collect any sum of money under the ACC Agreement.

         3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

                 3.1      Authorization; Validity and Effect of Agreements.
         The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshalling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not, (i) require the consent, approval or authorization of, or declaration, filing or registration with, any





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         governmental or regulatory authority or any third party, (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer is a party or by which it is bound, or (iii) violate or conflict with any provision of the by-laws or certificate of incorporation of Buyer as amended to the date of this Agreement.

                 3.2 Investment Representation. Buyer is acquiring the Shares for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Buyer has no present intention of making a sale or distribution of the Shares, unless such sale or distribution is either registered under the Securities Act of 1933, as amended, or an exemption from such registration is available.

         4.      Other Covenants and Agreements.

                 4.1 Indemnification by Seller. Seller agrees to indemnify and hold Buyer harmless against, and will reimburse Buyer on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Buyer at any time after the date of this Agreement in respect of any and all damage or deficiency resulting from any inaccuracy, omission, misrepresentation, breach of any warranty, or nonfulfillment of any term, provision, covenant or agreement, on the part of Seller contained in this Agreement. It is hereby acknowledged that the indemnification provided for in this Paragraph 4.1 does not extend to the terms of the ACC Agreement.

                 4.2 Indemnification by Buyer. Buyer agrees to indemnify and hold Seller harmless against, and will reimburse Seller on demand for, any payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in defending against such payment, loss, cost or expense or claim therefor) made or incurred by or asserted against Seller at any time after the date of this Agreement in respect of any and all damage or deficiency resulting from any inaccuracy, omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any inaccuracy or misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished by Buyer to Seller pursuant to this Agreement. Buyer further agrees that it will at all times indemnify and save harmless Seller from all costs and damages for which Seller might hereafter become liable, or which Seller might pay resulting from the commencement and prosecution of any action by or on behalf of Buyer or its successors or assignees, in Buyer's name or otherwise, or against Buyer or its successors or assignees, or resulting from any other steps that may be





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         taken by or on behalf of Buyer or its successors or assignees to collect any sum that may be due or become due under the ACC Agreement.

                 4.3 Expenses. Buyer shall pay all expenses that may be incurred by Buyer in the collection of any sum due Seller under the ACC Agreement whether for attorneys' fees, court costs or otherwise, and Seller shall not be required to pay any of these expenses. Each party hereto shall be responsible for and shall pay all of its costs, liabilities and other obligations incurred by it in connection with the negotiation, preparation and execution of this Agreement, including legal and accounting fees.

                 5.       Miscellaneous.

                 5.1 Notice. Any notice, consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received
         (i) if personally delivered or if delivered by telex or telecopy with electronic confirmation, when actually received by the party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

                 If to Buyer:

                                  Trilogy Development Group, Inc.
                                  6034 West Courtyard Drive
                                  Austin, Texas  78730
                                  Attn:    Jack Lynch

                 If to Seller:

                                  BMW of North America
                                  300 Chestnut Ridge Road
                                  Woodcliffe Lake, NJ 07675
                                  Attn:    Bob Wennemer

         (or to such other address as any party shall specify by written notice so given).

                 5.2 Execution of Additional Documents. The parties hereto will at any time, and from time to time after the date of this Agreement, upon request of the other party, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further acts as may be required to transfer and vest title to any Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Shares sold, granted, assigned, transferred, delivered and





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         conveyed pursuant to this Agreement; provided, however, that this
         Agreement shall be effective regardless of whether any such additional documents are executed.

                 5.3 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person (other than the parties hereto or their respective successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 5.4 Entire Agreement. This Agreement, together with the Letter Agreement, constitute the final written expression of all of the agreements between the parties, and are a complete and exclusive statement of those terms, and supersede all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Letter Agreement, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

                 5.5 Governing Law. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, NOTWITHSTANDING ANY CONFLICT-OF-LAW DOCTRINES OF SUCH STATE OR OTHER JURISDICTION TO THE CONTRARY.

                 5.6 Survival. All of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Buyer of the consideration to be given by it hereunder and delivery by Seller of the consideration to be given by it hereunder, and shall survive the execution hereof.

                 5.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each party hereto execute the same counterpart, so long as identical counterparts are executed by all parties.





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                 5.8      Headings.  Headings of the Sections of this Agreement
         are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

                 5.9 Waivers. Any party may, by written notice to the other party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement;
         (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or
         (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                 5.10 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable, void, voidable or otherwise invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement illegal, inoperative, unenforceable, void, voidable or otherwise invalid. Furthermore, in lieu of each such illegal, invalid, unenforceable, void, voidable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable, void, voidable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.


                        *     *     *     *     *     *





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         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year hereinabove first set forth.





                                 TRILOGY DEVELOPMENT GROUP, INC.


                                 By:     /s/ Jack F. Lynch
                                         ---------------------------------------------

                                 Printed Name:  Jack Lynch
                                                --------------------------------------

                                 Title:  Controller
                                         ---------------------------------------------


                                 BMW OF NORTH AMERICA, INC.


                                 By:     /s/ Robert G. Wennemer, /s/ Dennis J. Helfman
                                         ---------------------------------------------
                                                   Robert G. Wennemer/
                                 Printed Name:       Dennis J. Helfman
                                         ---------------------------------------------
                                         Treasurer/
                                 Title:    General Counsel & Secretary
                                         ---------------------------------------------







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